Exhibit 9.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of November 6, 2006, among United Financial Corp. (the “Company”) and John M. Morrison (the “Shareholder”).

RECITALS

A.           Concurrently with the execution of this Agreement, the Company, U.S. Bancorp, a Delaware corporation (the “Parent”) and Cascade Acquisition Corporation, a Minnesota corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein.

B.           As of the date hereof, each Shareholder is the record and Beneficial Owner (as defined below) of that number of the Company Common Shares (as defined below) set forth below such Shareholder’s name on the signature page hereto.

NOW THEREFORE, the parties hereto agree as follows:

I.	CERTAIN DEFINITIONS

1.1.         Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2.	Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, or other disposition of such security or the Beneficial Ownership thereof or of any portion thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.

“Company Common Share” means a share of common stock, no par value, of the Company, including for purposes of this Agreement all shares or other voting securities into which a Company Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of the Company Common Shares).

II.	SUPPORT OBLIGATIONS OF THE STOCKHOLDER

2.1.         Agreement to Vote. Each Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company, however called, or in connection with any written consent of the Company’s shareholders, each Shareholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, and (y) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of the Company Common Shares Beneficially Owned, directly or indirectly, by such Shareholder as of the applicable record date (including any Company Common Shares that such Shareholder may acquire after the date hereof and any Company Common Shares Beneficially Owned by, or acquired after the date hereof by, an entity other than Shareholder if Shareholder controls such entity) (the “Owned Shares”) and all other voting securities of or equity interests in the Company: (i) in favor of the approval and adoption of the Merger Agreement (whether or not recommended by the Board of Directors of the Company), and (ii) against any action, agreement, transaction or proposal that (A) is made in opposition to, or in competition with or is inconsistent with, the Merger or the Merger Agreement, (B) relates to a Company Takeover Proposal or (C) could otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

2.2.         Revocation of Prior Proxies. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Owned Shares.

2.3.        Transfer Prohibited. Except as expressly provided for herein or pursuant to the transactions contemplated by the Merger Agreement, each Shareholder agrees from and after the date hereof not to (a) tender into any tender or exchange offer, or otherwise directly or indirectly Transfer (including by Transfer of any equity, partnership, membership or other ownership interest in any Person that has Beneficial Ownership of any Owned Shares), any Owned Shares (or any rights, options or warrants to acquire, or other interest in, any Company Common Shares), or (b) grant any proxies with respect to such Shareholder’s Owned Shares (other than in accordance with Section 2.2 of this Agreement), deposit such Shareholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Shareholder’s Owned Shares or otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.

2.4.         No Solicitation. Each Shareholder agrees that it shall not, directly or indirectly, initiate, solicit, facilitate, entertain or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Company Takeover Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Company Takeover Proposal, or agree to, enter into any agreement regarding or endorse any Company Takeover Proposal. Each Shareholder shall promptly (and in any event within 24 hours of becoming aware of such inquiry or proposal) advise Parent and the Company of any such inquiries or proposals of which such Shareholder becomes aware. Each Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

III.	REPRESENTATIONS AND WARRANTIES

3.1.         Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent, as of the date of this Agreement and as of the Closing Date, that (i) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms; (ii) such Shareholder is the record or Beneficial Owner, directly or indirectly, of the Owned Shares set forth below such Shareholder’s name on the signature page hereto, with sole, or shared with a person or entity that is also party hereto, voting and dispositive power over such Owned Shares; (iii) such Owned Shares are the only voting securities or interests in the Company owned (beneficially or of record) by such Shareholder; (iv) such Owned Shares are owned by such Shareholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind, other than as expressly set forth herein; and (v) neither the execution or delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any provisions of any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Entity or any order, injunction, decree or judgment applicable to such Shareholder or any contract, agreement or other commitment to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Owned Shares) is bound, other than such violations of contracts, agreements or commitments as would not prevent, impede or delay the performance by such Shareholder of its obligations hereunder or impose any liability or obligation on the Company or Parent or any Subsidiaries or Affiliates thereof.

IV.	ADDITIONAL COVENANTS OF SHAREHOLDERS

4.1.         Disclosure. Each Shareholder hereby authorizes Parent, Merger Sub and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Shareholder’s identity and ownership of the Owned Shares and the nature of such Shareholder’s obligation under this Agreement.

4.2.         Non-Interference; Further Assurances. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement. Each Shareholder agrees to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or Merger Sub to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement. If requested by Parent, each Shareholder agrees to execute a letter to Parent representing that such Shareholder has complied with such Shareholder’s obligations hereunder as of the date of such letter.

V.	GENERAL

5.1.         Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to a Shareholder, to the address set forth below such Shareholder’s name on the signature page hereto, and (b) if to Parent, in accordance with Section 8.2(a) of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.

5.2.         No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

5.3.         Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Minnesota (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

5.4.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.5.         Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and any attempted assignment without such consent shall be null and void without effect; and provided, further, that Parent may assign its respective rights or obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent (or any successor thereto) without the prior written consent of the parties hereto.

5.6.        Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph references are to the Articles, Sections, paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.

5.7.         Amendments. This Agreement may not be amended except by written agreement signed by Parent and by each Shareholder.

5.8.         Waiver. Any agreement on the part of a party to any extension or waiver of any provision hereof will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

5.9.         Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

5.10.      Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

5.11.      Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

5.12.      Counterparts; Execution; Interpretation. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. Notwithstanding any other provision of this Agreement, in no event shall any provision of this Agreement, individually or in combination with any other provision hereof or of the Merger Agreement, be interpreted to, nor shall any person be entitled to enforce this Agreement in a manner so as to, give rise to a “control share acquisition” (as such term is defined in Subd. 38 of Section 302A.011 of the Minnesota Business Corporation Act) for any purpose under the Minnesota Business Corporation Act (including, without limitation, for purposes of Sections 302A.449 or 302A.671), and in the event of any determination that the foregoing would be the case, the terms of this Agreement shall be deemed modified ab initio to the extent (and only to the extent) required to avoid such a control share acquisition.

5.13.      Effectiveness and Termination. This Agreement will become effective when Parent has received counterparts signed by all of the other parties and itself. In the event the Merger Agreement is terminated in accordance with its terms, or upon the occurrence of the Effective Time, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

5.14.      Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, any enforcement action being brought in the District Court of the State of Minnesota or, if under applicable law exclusive jurisdiction over such matters is vested in the federal courts, any court of the United States located in the State of Minnesota. All rights granted under this Section 5.14 are in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

5.15.      Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the District Court of the State of Minnesota or any court of the United States located in the State of Minnesota with respect to any dispute arising out of this Agreement or the transactions contemplated by this Agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

5.16.      Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.16.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

UNITED FINANCIAL CORP.

By:	/s/ Kevin P. Clark
Name:	Kevin P. Clark
Title:	CEO United Financial Corp.

SHAREHOLDER

/s/ John M. Morrison
Name: John M. Morrison

Owned Shares:	999,820

Notice Address:	945 Winnetka Ave N Suite 145 Golden Valley, MN 55427

ADDITIONAL PARTY (if required)

Name: Signatory: Title, if applicable: Owned Shares: Notice Address: